EXHIBIT 99.1

Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION REPORTS RECORD 2006 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

DENVER – (PR Newswire) – February 27, 2007 – Bill Barrett Corporation (NYSE: BBG) today reported full year operating results for 2006 that were highlighted by:

•	Production growth of 32% to 52.1 Bcfe

•	Proved reserve growth of 26% to 428 Bcfe

•	Proved, probable, and possible resources of 2 Tcfe

•	Record discretionary cash flow (1) of $239 million; $5.39 per diluted share

•	Record net income of $62 million; $1.40 diluted EPS

•	Organic Finding and Development Costs (2) of $2.44 per Mcfe

As previously announced, oil and gas production for 2006 was 52.1 Bcfe compared to 39.4 Bcfe in 2005. Including hedging effect, the Company’s average realized sales price for oil and gas production in 2006 was $6.60 per Mcfe compared to an average realized sales price in 2005 of $7.21 per Mcfe. In the fourth quarter of 2006, production was 14.2 Bcfe, a 13% increase over the prior quarter and a 15% increase over the year earlier period. For the fourth quarter of 2006, realized prices were $6.21 per Mcfe compared to $8.89 per Mcfe in the fourth quarter of 2005. Proved reserves at December 31, 2006 were 428 Bcfe compared to 341 Bcfe at year end 2005, while probable and possible resources increased to 1.6 Tcfe at year end 2006 from 1.1 Tcfe at year end 2005.

For 2006, discretionary cash flow (1), a non-GAAP measure defined below, was $239 million, a 23% increase over 2005. Discretionary cash flow (1) for the fourth quarter of 2006 was $62 million, a $19 million decrease from the comparable period in 2005. On a per diluted share basis, discretionary cash flow (1) was $5.39 for the year ended 2006, a 20% increase over the previous year.

Net income for 2006 was $62 million compared to net income in 2005 of $24 million. In the fourth quarter of 2006, net income was $11 million compared to net income of $23 million in the fourth quarter of 2005. Both discretionary cash flow (1) and net income decreased in the fourth quarter of 2006 compared to the fourth quarter of 2005 primarily due to lower natural gas prices. Diluted earnings per share were $1.40 in 2006 compared to $0.55 in 2005.

Fred Barrett, Chairman and Chief Executive Officer, commented: “2006 was a record year for us in terms of production, reserves, cash flow, net income, and organic finding and development costs. We are excited to continue this momentum into 2007 with a $425-$450 million capital budget that allocates approximately 70-75% to our development projects in West Tavaputs, Piceance, and Powder River Basin, where we believe we can achieve significant organic production growth in the coming years with improved F&D and returns. We are spending the remainder of the capital budget delineating established discoveries at West Tavaputs deep, Lake Canyon/Blacktail Ridge, and Cave Gulch, and drilling potential high impact exploration plays in Montana Overthrust, Big Horn, Paradox and Uinta.”

Capital Expenditures

The Company announced that its previously estimated capital expenditures (excluding acquisitions) for 2006 were lower than reported and actually totaled $377 million, which was comprised of $34 million for the acquisition of undeveloped properties and land, $332 million for drilling, development, exploration, and exploitation of natural gas and oil properties, $9 million for geologic and geophysical costs, and $2 million for equipment and other expenditures. Additionally, the acquisition of CH4 Energy Corporation for Powder River Basin properties in May 2006 totaled $79 million. The Company received $78 million from the sale of certain properties in the Powder River Basin and other proceeds from industry partners related to joint exploration projects. The capital expenditures referred to in this press release do not include any amounts associated with properties acquired for other than cash or non-cash deferred taxes related to the CH4 acquisition, which totaled $46 million and are included in the Company’s costs incurred analysis in its Notes to the Financial Statements in its Form 10-K for the year ended December 31, 2006. The following table lists the capital expenditures and wells spud by basin for 2006.

Basin	Capital Expenditures (excluding acquisitions) (in millions)	Wells spud (gross)
Piceance	$138	68
Uinta	120	36
Wind River	35	2
Powder River	23	99
Williston	31	13
Other	30	6

Total	$377	224

Operating and Drilling Update

Uinta Basin, Utah

West Tavaputs – The Company increased production by 209% in 2006 compared to 2005 due to an active drilling program, improved well performance, and added compression and processing capacity. Current production in the area is 75 MMcfd (gross) and continues to be compression constrained. The Company expects to add two additional compressors in late March, and drill a total of 29 shallow (Wasatch and Mesaverde) wells during 2007.

The Company recently finished drilling the Peter’s Point 2-12D well, its second offset to its deeper discovery well in the Dakota, Entrada, and Navajo formations and expects to begin completion operations in March. The Company expects to drill an additional three deep West Tavaputs wells in 2007.

Lake Canyon/Blacktail Ridge – The Company recently began testing two offsets to its oil discovery in the Wasatch formation at Lake Canyon. The Company expects to drill 18 Wasatch wells in 2007 on these properties.

Piceance Basin, Colorado

The Company increased production by 179% in 2006 compared to 2005 due to an active drilling program and improved completion performance. The Company currently is operating a three rig program in the area, and plans to drill 96 wells in 2007, including several 10-acre pilot programs.

Powder River Basin, Wyoming

Company production in the Powder River Basin decreased by 17% in 2006 compared to 2005 as a result of Wyodak production declines not being offset by Big George wells coming on production due to dewatering timing. The Company continues to see gradual gas production increases in its Cat Creek Big George area, which is fully drilled and in the later phases of dewatering. The Company expects to increase activity in 2007 by drilling 229 wells in its development program in this area.

Paradox Basin, Colorado

The Company recently began testing the first of two exploratory tests drilled to the Gothic shale in the Yellow Jacket prospect. After extensive core analysis, the Company set casing, began fracture stimulation operations and currently is evaluating results. The Company intends to drill two additional exploratory tests in 2007.

Big Horn Basin, Wyoming

Recompletion operations recently began on the Sellers Draw #1 well, where we expect to perforate and fracture stimulate five different zones in the Mesaverde formation.

Hedging

The Company currently has approximately 65% of its estimated 2007 production hedged with a weighted average floor of $6.02 MMBtu and approximately 27% of its estimated 2008 production hedged with a weighted average floor of $6.62 MMBtu. The Company announced that its current hedge position was as follows-

Product	Deliveries Per Day	Quantity Type	Weighted Average Floor Pricing	Weighted Average Ceiling Pricing	Weighted Average Fixed Price	Index Price *	Contract Period
Cashless Collars:
Natural gas	15,000	MMBtu	$7.50	$12.25	n/a	CIGRM	11/1/2006 — 3/31/2007
Natural gas	64,000	MMBtu	$6.07	$9.61	n/a	CIGRM	1/1/2007 — 12/31/2007
Oil	800	Bbls	$55.00	$79.85	n/a	WTI	1/1/2007 — 12/31/2007
Natural gas	35,000	MMBtu	$6.50	$10.00	n/a	CIGRM	1/1/2008 — 12/31/2008
Oil	500	Bbls	$70.00	$80.15	n/a	WTI	1/1/2008 — 12/31/2008

Swap Contracts:
Natural gas	10,000	MMBtu	n/a	n/a	$6.50	CIGRM	2/1/2007 — 2/28/2007
Natural gas	5,000	MMBtu	n/a	n/a	$5.21	CIGRM	2/1/2007 — 10/31/2007
Natural gas	20,000	MMBtu	n/a	n/a	$6.44	CIGRM	3/1/2007 — 3/31/2007
Natural gas	45,000	MMBtu	n/a	n/a	$5.47	CIGRM	4/1/2007 — 10/31/2007
Natural gas	55,000	MMBtu	n/a	n/a	$6.90	CIGRM	11/1/2007 — 3/31/2008
Natural gas	10,000	MMBtu	n/a	n/a	$6.75	CIGRM	1/1/2008 — 12/31/2008
Natural gas	5,000	MMBtu	n/a	n/a	$6.30	CIGRM	4/1/2008 — 10/31/2008

*CIGRM refers to Colorado Interstate Gas Rocky Mountains price as quoted in Platt’s for Inside FERC on the first business day of each month. WTI refers to the West Texas Intermediate price as quoted on the New York Mercantile Exchange.

Conference call to discuss fourth quarter and 2006 results

The Company’s year-end 2006 earnings teleconference call is scheduled for February 27, 2007 at 10:30 a.m. (MST). The call participation number is 800-344-0624 in the U. S. and Canada (1-706-643-1890 outside the U. S. and Canada) and the passcode is 7406149. A digital recording of the conference call will be available approximately two hours after the completion of the call, and continues through March 1, 2007 at 1-800-642-1687 in the U. S. and Canada (1-706-645-9291 outside the U. S. and Canada) and the passcode is 7406149. In addition, the call will be broadcast live online (audio only) and can be accessed by going directly to the Company’s website home page at www.billbarrettcorp.com by clicking on the link titled “Webcast”. The Company will also make available slides related to the conference call. An audio recording of the conference call will be available at that site approximately one hour after the conference call.

Forward-Looking Statements

This press release and certain statements in the scheduled conference call are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of risk management activities, governmental regulations and other factors discussed in the Company’s Form 10-K for the year ended December 31, 2006 that is expected to be filed with the Securities and Exchange Commission (www.sec.gov) on or about February 27, 2007.

The United States Securities and Exchange Commissioner permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operation conditions. Bill Barrett Corporation may use certain terms in this news release and other communications relating to reserves and production that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. It is recommended that U.S. investors closely consider the Company’s disclosures in Bill Barrett Corporation’s Form 10-K for the year ended December 31, 2006 that is expected to be filed with the Securities and Exchange Commission (www.sec.gov) on or about February 27, 2007 and is available from Company headquarters at 1099 18th Street, Suite 2300, Denver, Colorado, 80202. This form is also available through the SEC by calling 1-800-SEC-0330 (U.S.) or at www.sec.gov.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of The Company’s operational and financial highlights. Year ended 2006 and quarter ended December 31, 2005 and 2006 results are unaudited.

Bill Barrett Corporation

Selected Operating Highlights

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006		2005
	(Unaudited)		(Unaudited)
Production:
Natural gas (MMcf)	12,975	11,473	47,928		36,287
Oil (MBbls)	198	138	696		523
Combined volumes (MMcfe)	14,161	12,299	52,104		39,425
Daily combined volumes (MMcfe/d)	154	134	143		108
Average Prices (net of the effect of hedges):
Natural gas (per Mcf)	$6.02	$8.94	$6.40		$7.16
Oil (per Bbl)	50.00	48.46	53.50		46.68
Combined (per Mcfe)	6.21	8.89	6.60		7.21

Average Costs (per Mcfe):
Lease operating expense	$0.58	$0.45	$0.57		$0.50
Gathering and transportation expense	0.29	0.26	0.30		0.30
Production tax expense	0.33	0.97	0.50		0.85

Depreciation, depletion and amortization	2.91	2.32	2.69	++	2.27
General and administrative (excluding stock-based compensation)+	0.50	0.57	0.53		0.62

Year End Reserves:
Natural gas (Bcf)	N/A	N/A	377.7		306.0
Oil (MMBbls)	N/A	N/A	8.5		5.8
Combined (Bcfe)	N/A	N/A	428.4		341.0

+

Non-cash stock-based compensation is excluded, but is combined with general and administrative expense in the Consolidated Statement of Operations. Management believes the exclusion of presenting the cash component of general and administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. Management also believes that this disclosure allows more accurate comparison to our peers, who may have higher or lower costs associated with equity grants.

++

The depreciation, depletion and amortization per Mcfe for the year ended December 31, 2006 excludes production associated with certain properties held for sale as these properties were excluded from amortization beginning when such properties were classified as held for sale.

Bill Barrett Corporation

Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
	(in thousands, except per share amounts)
Revenues:
Oil and gas production	$87,948	$109,288	$344,127	$284,406
Other	2,584	1,879	31,202	4,353

Total revenues	$90,532	$111,167	$375,329	$288,759
Operating Expenses:
Lease operating expense	8,246	5,526	29,768	19,585
Gathering and transportation expense	4,193	3,233	15,721	11,950
Production tax expense	4,634	11,911	25,886	33,465
Exploration expense	2,132	4,113	9,390	10,930
Dry hole costs and abandonment expense	637	4,676	11,624	12,654
Impairment expense	—	6,356	1,200	42,699
Depreciation, depletion and amortization	40,235	28,563	138,549	89,499
General and administrative	7,057	7,020	27,752	24,540
Non-cash stock-based compensation	1,691	991	6,491	3,212

Total operating expenses	68,825	72,389	266,381	248,534

Operating income	21,707	38,778	108,948	40,255
Other Income and Expense:
Interest income	639	593	2,527	1,977
Interest expense	(2,831)	(1,439)	(10,339)	(3,175)

Total other income and expense	(2,192)	(846)	(7,812)	(1,198)

Income before Income Taxes	19,515	37,932	101,136	39,027
Provision from Income Taxes	8,549	14,607	39,125	15,222

Net income	$10,966	$23,325	$62,011	$23,805

Net Income Per Common Share:
Net Income Attributable to Common Stock, Basic	$0.25	$0.54	$1.42	$0.55

Net Income Attributable to Common Stock, Diluted	$0.25	$0.53	$1.40	$0.55

Weighted Average Common Shares Outstanding, Basic	43,834	43,391	43,695	43,238

Weighted Average Common Shares Outstanding, Diluted	44,167	43,824	44,269	43,440

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

	As of December 31,
	2006	2005
	(in thousands)
	(Unaudited)
Assets:
Cash and cash equivalents	$41,322	$68,282
Other current assets	97,185	73,036
Property and equipment, net	1,038,595	745,948
Other assets	10,299	1,679

Total assets	$1,187,401	$888,945

Liabilities and Stockholders’ Equity:
Current liabilities	$119,795	$132,798
Long-term debt	188,000	86,000
Other long-term liabilities	123,209	39,364
Stockholders’ equity	756,397	630,783

Total liabilities and stockholders’ equity	$1,187,401	$888,945

Bill Barrett Corporation

Consolidated Statements of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
	(in thousands)
Operating Activities:
Net Income	$10,966	$23,325	$62,011	$23,805
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	40,235	28,563	138,549	89,499
Impairment expense	—	6,356	1,200	42,699
Deferred income taxes	8,054	14,607	38,631	15,222
Exploratory dry holes and abandonments	637	4,676	11,624	12,654
Stock compensation and other non-cash items	1,925	1,123	7,089	3,226
Amortization of deferred financing costs	114	293	556	1,175
Gain on sale of properties	(2,460)	(1,707)	(21,335)	(3,808)
Change in assets and liabilities:
Accounts receivable	(20,290)	(14,699)	(320)	(24,811)
Prepayments and other current assets	2,216	(1,238)	4,335	(1,891)
Accounts payable, accrued and other liabilities	4,663	1,853	3,904	1,700
Amounts payable to oil and gas property owners	6,919	13,191	(5,764)	14,307
Production taxes payable	(13,579)	(2,817)	(3,582)	10,493

Net cash provided by operating activities	39,400	73,526	236,898	184,270
Investing Activities:
Additions to oil and gas properties, including acquisitions	(62,020)	(90,830)	(438,476)	(314,965)
Additions of furniture, equipment and other	(892)	(1,868)	(3,177)	(3,720)
Proceeds from sale of properties	9,464	4,806	78,339	13,842

Net cash used in investing activities	(53,448)	(87,892)	(363,314)	(304,843)
Financing Activities:
Proceeds from debt	8,000	80,000	151,000	146,000
Principal payments on debt	(5,000)	(37,000)	(55,495)	(60,000)
Proceeds from sale of common and preferred stock	2,169	1,984	4,929	2,979
Offering costs	—	—	—	(84)
Deferred financing costs and other	(92)	—	(978)	34

Net cash provided by financing activities	5,077	44,984	99,456	88,929

Increase (Decrease) in Cash and Cash Equivalents	(8,971)	30,618	(26,960)	(31,644)
Beginning Cash and Cash Equivalents	50,293	37,664	68,282	99,926

Ending Cash and Cash Equivalents	$41,322	$68,282	$41,322	$68,282

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow (1) from Net Income (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands except per share amounts)
Net Income	$10,966	$23,325	$62,011	$23,805
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	40,235	28,563	138,549	89,499
Dry hole costs, abandonments, and impairment expense	637	11,032	12,824	55,353
Exploration expense	2,132	4,113	9,390	10,930
Deferred income taxes	8,035	14,607	38,631	15,222
Stock compensation and other non-cash items	1,924	1,123	7,089	3,226
Amortization of deferred financing costs	114	293	556	1,175
Gain on sale of properties**	(2,460)	(1,707)	(30,534)	(3,808)

Discretionary cash flow (1)	$61,603	$81,349	$238,516	$195,402

Weighted Average Common Shares Outstanding, Diluted	44,167	43,824	44,269	43,440

Discretionary cash flow (1) per share	$1.39	$1.86	$5.39	$4.50

Discretionary cash flow (1) per Mcfe	$4.35	$6.61	$4.58	$4.96

**Excludes gains associated with properties acquired for other than cash of $9.2 million in Q3 2006

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, amortization and impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, losses (gains) on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

Bill Barrett Corporation

Reconciliation of Organic Finding and Development Costs (2) (Unaudited)

(in millions)	2004	2005	2006
Total costs incurred	$352,117	$351,449	$504,283
Less asset retirement obligation	(7,153)	(10,650)	(6,272)
Less deferred taxes associated with CH4 acquisition	—	—	(36,804)
Less properties acquired for other than cash	—	—	(9,304)
Less proceeds received from joint exploration partners and divestitures	(8,811)	(13,842)	(47,792)
CH4 Energy Corporation acquisition	—	—	(79,042)
Gibson Gulch acquisition	(137,300)	—	—

Total organic capital expenditures	$198,853	$326,957	$325,069

(in Bcfe)
Reserves at year end	292.3	341.0	428.4
Reserves at previous year end	(204.2)	(292.3)	(341.0)
Production	31.7	39.4	52.1

Reserves added	119.8	88.1	139.5
Less proved reserves acquired for cash, net of sales of reserves	(50.1)	(2.2)	(6.2)

Organic reserve additions	72.3	85.9	133.3

Organic F&D cost per Mcfe	$2.75	$3.81	$2.44

(2)	The Company calculates organic finding and development cost, or F&D cost per Mcfe, by dividing (x) costs incurred less asset retirement obligation and less material acquisitions and less certain non-cash capital items less proceeds received for divesting and joint exploration agreement, by (y) reserve additions for the year less reserves acquired for cash, netted against reserves disposed. Consistent with industry practice, future capital expenditures to develop proved undeveloped reserves or capital associated with furniture, fixtures and equipment are not included in costs incurred. The methods the Company uses to calculate its F&D cost may differ significantly from methods used by other companies to compute similar measures. As a result, the Company’s F&D cost may not be comparable to similar measures provided by other companies. The Company believes that providing a non-GAAP measure of F&D cost is useful to investors in evaluating the cost, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in its financial statements prepared in accordance with GAAP. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, the Company cannot assure you that its future F&D costs will not differ material from those presented.

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